Exhibit 99.2

Fourth-Quarter 2014 CFO Commentary

As reflected in our earnings release, there are a number of items that impact the comparability of our results with those in the trailing quarter and the fourth quarter of last year.  Any discussion of our results will exclude these items to give you a better sense of our operating results.  As always, the operating information we provide to you should be used as a complement to GAAP numbers.  For a complete reconciliation between our GAAP and non-GAAP results, please refer to our earnings release and the earnings reconciliation found at the end of this document.

The following fourth quarter as reported and adjusted information included in this CFO commentary is unaudited and should be read in conjunction with company’s 2014 Annual Report on Form 10-K as filed with the Securities and Exchange Commission.

Fourth-Quarter Summary

We delivered excellent fourth-quarter results, completing an outstanding year in 2014.  We executed well on our organic strategic initiatives, continued to deliver best-in-class financial performance, and returned substantial capital to our shareholders through our buyback program.  Fourth-quarter sales of $6.4 billion were toward the higher end of our guidance range.  Sales advanced 4% year over year both as reported, and adjusted for the impact of acquisitions and changes in foreign currencies.  Operating income was $280 million, a 9% increase year over year adjusted for currency.  Operating margins advanced year over year as well, increasing by 10 basis points to 4.4%, the highest level in 12 quarters.  Cash generated from operating activities was very strong in the fourth quarter at $457 million and totaled $673 million for 2014.

In global components, sales of $3.6 billion increased 4% year over year, at the high end of our guidance.  The overall market for our global components business remains stable, with lead times and customer order patterns operating in normal ranges.  Fourth-quarter book-to-bill was 1.03.  In the Americas, our sales were up 4% year over year.  In Europe, sales in constant currency increased significantly, advancing 10% year over year.  Sales in Asia were also strong year over year, growing 8%.  Global components operating margin of 4.4% increased 10 basis points year over year.

Sales in our enterprise computing solutions business were $2.8 billion, in-line with our guidance.  In the Americas, sales grew 9% year over year and were up 44% sequentially, ahead of traditional seasonality.  In Europe, sales in constant currency advanced 3% year over year.  Global enterprise computing solutions operating margin was 5.9%, up 30 basis points year over year.

Full-Year Summary

For full-year 2014, we delivered a 7% increase in sales, a 12% increase in operating income, and a 19% increase in earnings per share.  Our full-year 2014 global components sales were $14.3 billion, up 6% year over year, with growth in all three regions.  Global components operating income advanced 13% and margins expanded to 4.7%, up 30 basis points over the prior year. Enterprise computing solutions sales advanced 8% for the year driven by excellent growth in software and services in both regions.  ECS operating income advanced 12% and margins expanded to 4.9%, up 20 basis points over the prior year.

Consolidated Overview – Fourth Quarter

P&L Highlights*	Q4 2014	Y/Y Change	Y/Y Change Adjusted for Acquisitions & Currency	Q/Q Change
Sales	$6,397	+4%	+4%	+14%
Gross Profit Margin	12.8%	flat	-20bps	-20bps
Operating Expense/Sales	8.4%	-10bps	-20bps	-80bps
Operating Income	$280	+6%	+5%	+30%
Operating Margin	4.4%	+10bps	+10bps	+60bps
Net Income	$184	+7%	+9%	+32%
Diluted EPS	$1.88	+11%	+13%	+34%
* $ in millions, except per share data, may reflect rounding

●	Fourth-quarter sales were $6.4 billion
o	Increased 4% year over year and 14% sequentially
o	Adjusted for the impact of acquisitions and changes in foreign currencies, sales increased 4% year over year
●	Consolidated gross profit margin was 12.8%
o	Flat year over year
■	Decreased 20 basis points sequentially due to a seasonally higher mix of ECS business
●	Operating expenses as a percentage of sales were 8.4%
o	Decreased 10 basis points year over year and decreased 80 basis points sequentially
■
Adjusted for the impact of acquisitions and changes in foreign currencies, operating expenses increased 1% year over year, and were 20 basis points lower year over year as a percentage of sales, driven by efficiency gains by both businesses

■	On an absolute dollar basis, operating expenses increased 3% year over year primarily due to acquisitions
●	Operating income was $280 million
o	Increased 6% year over year as reported
o	Increased 5% year over year as adjusted for the impact of acquisitions and changes in foreign currencies
●	Operating income as a percentage of sales was 4.4%
o	Operating income as a percentage of sales increased 10 basis points year over year

●	Effective tax rate for the quarter was 27.0%
●	Net income was $184 million
o	Increased $12 million year over year
●	Earnings per share were $1.91 and $1.88 on a basic and diluted basis, respectively
o	Diluted EPS increased 11% year over year

Global Components

Sales ($ in millions)

●	Sales increased 4% year over year and decreased seasonally 4% sequentially
●	Leading indicators, including lead times and cancellation rates, are in-line with historical norms
●	Book-to-bill of 1.03 was at a normal seasonal level for a fourth quarter
●	Gross profit dollars increased 4% year over year and declined seasonally 3% sequentially
o	Sales growth drove the improvement year over year
●	Gross margins were flat year over year and increased 20 basis points sequentially
o	The sequential improvement was due to a higher mix from Americas and a lower mix from Asia
●	Operating margin of 4.4%
o	Increased 10 basis points year over year, as improvement in Europe was offset, in part, by lower margins in Asia
●	Return on working capital increased 170 basis points year over year, driven by higher operating income, and working capital as a percentage of sales declined 90 basis points year over year

Americas Components Region

Sales ($ in millions)

●	Sales increased 4% year over year and 2% sequentially
o	Good growth in the alternative energy, transportation, and lighting verticals year over year
o	On a sequential basis, core sales were in-line with seasonality
●	Looking ahead to the first quarter, we expect sales in our core Americas components business to be in-line with seasonality

Europe Components Region

Sales ($ in millions)

●	Sales increased 1% year over year and decreased 6% sequentially
o	Adjusted for the impact of changes in foreign currencies and acquisitions, sales increased 8% year over year
o	Good growth in the transportation, lighting, and aerospace & defense verticals year over year
o	On a sequential basis, core sales were above the high end of seasonality
●	Looking ahead to the first quarter, we expect sales in our core European components business to be near the low end of seasonality relative to the strong, above-seasonal fourth quarter

Asia Pacific Components Region

Sales ($ in millions)

●	Sales increased 8% year over year and declined 9% sequentially
o	Robust growth in the transportation and industrial power verticals and good growth in wireless year over year
o	On a sequential basis, core sales were below traditional seasonality due to the end of certain short-term, high-volume engagements during the third quarter
●	Looking ahead to the first quarter, we expect sales in our core Asia-Pacific components business to be in-line with seasonality

Global Enterprise Computing Solutions

Sales ($ in millions)

●	Sales increased 3% year over year and 49% sequentially
●	Gross margin was down 10 basis points year over year due to a higher mix from Americas
●	Operating margin of 5.9%
o	Up 30 basis points year over year and up in both regions
o	Operating margin adjusted for acquisitions and foreign currencies was up 20 basis points year over year
o	Operating income increased 8% year over year
●	Return on working capital continues to excel, increasing year over year for the fifth consecutive quarter

ECS America

Sales ($ in millions)

●●	Sales increased 9% year over year and 44% sequentially
o	Very strong double-digit growth in software and services
o	Growth in storage
o	Growth in industry-standard servers was offset by decline in proprietary servers
●
Looking ahead to the first quarter, we expect sales in our core Americas value-added computing solutions business to be below seasonality due to our early quarter end when compared to the calendar quarter end

ECS Europe

Sales ($ in millions)

●	Sales declined 6% year over year and increased 59% sequentially
o	Adjusted for the impact of acquisitions and changes in foreign currencies, sales decreased 3% year over year
o	Growth in services and software
o	Growth in industry-standard servers was offset by decline in proprietary servers
●	Looking ahead to the first quarter, we expect sales in our core European value-added computing solutions business to be in-line with seasonality

Consolidated Overview – Full-Year 2014

P&L Highlights*	2014	Y/Y Change	Y/Y Change Adjusted for Acquisitions & Currency
Sales	$22,769	+7%	+3%
Gross Profit Margin	13.2%	+10bps	flat
Operating Expense/Sales	9.1%	-10bps	-30bps
Operating Income	$924	+12%	+9%
Operating Margin	4.1%	+20bps	+30bps
Net Income	$593	+14%	+12%
Diluted EPS	$5.93	+19%	+16%
* $ in millions, except per share data, may reflect rounding

●	2014 sales of $22.8 billion
o	Increased 7% year over year
o	Adjusted for the impact of acquisitions and changes in foreign currencies, sales increased 3% year over year
●	Consolidated gross profit margin was 13.2%
o	Increased 10 basis points year over year, largely due to improvement in Americas components and ECS Europe
●	Operating expenses as a percentage of sales were 9.1%
o	Declined 10 basis points year over year
■	On an absolute dollar basis, operating expenses increased 5% year over year
■
Adjusted for the impact of acquisitions and changes in foreign currencies, operating expense dollars decreased 1% year over year and were 30 basis points lower as a percentage of sales, driven by our efficiency initiatives

●	Operating income was $924 million
o	Increased 12% year over year as reported, and increased 9% adjusted for the impact of acquisitions and changes in foreign currencies
●	Operating income as a percentage of sales was 4.1%
●	Effective tax rate for the year was 27.2%, down 40 basis points from the prior year
●	Net income was $593 million
o	Increased 14% year over year
o	Net income increased 12% year over year adjusted for the impact of acquisitions and changes in foreign currencies

●	Earnings per share were $6.01 and $5.93 on a basic and diluted basis, respectively
o	Diluted EPS increased 19% year over year
o	Pro forma for acquisitions, diluted EPS increased 16% year over year

Cash Flow and Balance Sheet Highlights

●	Cash Flow from Operations
Cash from operating activities in the fourth quarter was $457 million.  Cash flow from operating activities was $673 million on a trailing 12-month basis.  We converted more than 135% of GAAP net income to cash over the last 12 months.  Cash flow from operations includes approximately $150 million of temporary timing-related benefits from the last week of the year that will reverse during the first quarter of 2015.

●	Working Capital
Working capital to sales improved to 13.1% in the fourth quarter.  Return on working capital was 33.4% in the fourth quarter and 27.3% for the full year.  Fourth-quarter and full-year returns on working capital both advanced more than 2 percentage points over the prior periods.

●	Return on Invested Capital
Return on invested capital was 13.4% in the fourth quarter and 10.9% for the full-year.  Fourth-quarter and full-year returns on invested capital increased over the prior periods, and were ahead of our weighted average cost of capital.

●	Share Buyback
We repurchased $115 million of our stock in the fourth quarter, bringing our total cash returned to shareholders over the last 12 months to approximately $290 million.

●	Debt and Liquidity
Our balance sheet and capital structure remain very strong with conservative debt levels and a net-debt-to-last-12 months EBITDA ratio of approximately 1.4x.  Our total liquidity is $2.8 billion when including our cash of $400 million.

●	Guidance
The weaker Euro will have a negative impact of $285 million or 5 percent on sales and a negative impact of $.08 or 6 percent on earnings per share compared with the first quarter of 2014.  The weaker Euro will have a negative impact of $175 million or 3 percent on sales and a negative impact of $.06 or 4 percent on earnings per share compared with the fourth quarter of 2014.

First-Quarter 2015 Guidance
Consolidated Sales	$4.9 billion to $5.3 billion
Global Components	$3.35 billion to $3.55 billion
Global ECS	$1.55 billion to $1.75 billion

Diluted Earnings per Share*	$1.27 to $1.39
* First-quarter guidance assumes average diluted shares outstanding of 98 million.

Arrow Electronics Revenue Seasonality*

Global Components	NAC	EMEA ex FX	AAP
Q1	-8% to 0%	+8% to +16%	-10% to -2%
Q2	0% to +8%	-5% to +3%	+3% to +11%
Q3	-4% to +4%	-4% to +4%	+4% to +12%
Q4	-3% to +5%	-8% to 0%	-4% to +4%

Global ECS	NA	EMEA ex FX
Q1	-36% to -28%	-40% to -32%
Q2	+22% to +30%	+9% to +17%
Q3	-12% to -4%	-24% to -16%
Q4	+36% to +44%	+72% to +80%
* Revenue seasonality based on historical sequential sales growth for our components and ECS businesses, updated February 5, 2015

Risk Factors

The discussion of the company’s business and operations should be read together with the risk factors contained in Item 1A of its 2014 Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which describe various risks and uncertainties to which the company is or may become subject.  If any of the described events occur, the company’s business, results of operations, financial condition, liquidity, or access to the capital markets could be materially adversely affected.

Information Relating to Forward-Looking Statements

This press release includes forward-looking statements that are subject to numerous assumptions, risks, and uncertainties, which could cause actual results or facts to differ materially from such statements for a variety of reasons, including, but not limited to: industry conditions, the company's implementation of its new enterprise resource planning system, changes in product supply, pricing and customer demand, competition, other vagaries in the global components and global enterprise computing solutions markets, changes in relationships with key suppliers, increased profit margin pressure, the effects of additional actions taken to become more efficient or lower costs, risks related to the integration of acquired businesses, changes in legal and regulatory matters, and the company’s ability to generate additional cash flow.  Forward-looking statements are those statements which are not statements of historical fact.  These forward-looking statements can be identified by forward-looking words such as "expects," "anticipates," "intends," "plans," "may," "will," "believes," "seeks," "estimates," and similar expressions. Shareholders and other readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made.  The company undertakes no obligation to update publicly or revise any of the forward-looking statements.

For a further discussion of factors to consider in connection with these forward-looking statements, investors should refer to Item 1A Risk Factors of the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

Certain Non-GAAP Financial Information

In addition to disclosing financial results that are determined in accordance with accounting principles generally accepted in the United States (“GAAP”), the company also provides certain non-GAAP financial information relating to sales, operating income, net income attributable to shareholders, and net income per basic and diluted share. The company provides sales on a non-GAAP basis adjusted for the impact of changes in foreign currencies and the impact of acquisitions by adjusting the company's prior periods to include the sales of businesses acquired as if the acquisitions had occurred at the beginning of the earliest period presented (referred to as "impact of acquisitions"). Operating income, net income attributable to shareholders, and net income per basic and diluted share are adjusted for certain charges, credits, gains, and losses that the company believes impact the comparability of its results of operations.  These charges, credits, gains, and losses arise out of the company’s efficiency enhancement initiatives, acquisitions (including intangible assets amortization expense), trade name impairment charge, sale of investment, prepayment of debt, and adjustments related to certain tax matters.  A reconciliation of the company’s non-GAAP financial information to GAAP is set forth in the tables below.

The company believes that such non-GAAP financial information is useful to investors to assist in assessing and understanding the company’s operating performance and underlying trends in the company’s business because management considers these items referred to above to be outside the company’s core operating results.  This non-GAAP financial information is among the primary indicators management uses as a basis for evaluating the company’s financial and operating performance.  In addition, the company’s Board of Directors may use this non-GAAP financial information in evaluating management performance and setting management compensation.

The presentation of this additional non-GAAP financial information is not meant to be considered in isolation or as a substitute for, or alternative to, operating income, net income attributable to shareholders and net income per basic and diluted share determined in accordance with GAAP. Analysis of results and outlook on a non-GAAP basis should be used as a complement to, and in conjunction with, data presented in accordance with GAAP.

Earnings Reconciliation
($ in thousands, except per share data)

	Q4 2014	Q3 2014	Q4 2013
Operating income, as Reported	$176,432	$199,816	$237,337
Intangible assets amortization expense	11,138	11,108	10,007
Restructuring, integration, and other charges	14,660	3,935	18,248
Trade name impairment charge	78,000	--	--
Operating income, as Adjusted	$280,230	$214,859	$265,592

Net income attributable to shareholders, as Reported	$116,177	$146,864	$134,831
Intangible assets amortization expense	9,105	9,086	8,120
Restructuring, integration, and other charges	11,222	2,556	13,341
Trade name impairment charge	47,911	--	--
Gain on sale of investment	--	(18,269)	--
Settlement of tax matters:
Income taxes	--	--	15,447
Interest (net of taxes)	--	--	297
Net income attributable to shareholders, as Adjusted	$184,415	$140,237	$172,036

Diluted EPS, as Reported	$1.18	$1.47	$1.32
Intangible assets amortization expense	.09	.09	.08
Restructuring, integration, and other charges	.11	.03	.13
Trade name impairment charge	.49	--	--
Gain on sale of investment	--	(.18)	--
Settlement of tax matters:
Income taxes	--	--	.15
Interest (net of taxes)	--	--	--
Diluted EPS, as Adjusted	$1.88	$1.40	$1.69

The sum of the components for diluted EPS, as Adjusted, may not agree to totals, as presented, due to rounding.

Earnings Reconciliation

References to restructuring and other charges refer to the following incremental charges taken in the periods indicated:

Q4-14 Intangible Assets Amortization Expense:  During the fourth quarter of 2014, the company recorded intangible assets amortization expense of $11.1 million ($9.1 million net of related taxes or $.09 per share on both a basic and diluted basis).

Q4-14 Restructuring, Integration, and Other Charges: During the fourth quarter of 2014, the company recorded restructuring, integration, and other charges of $14.7 million ($11.2 million net of related taxes or $.12 and $.11 per share on a basic and diluted basis, respectively).

Q4-14 Trade name impairment Charge: During the fourth quarter of 2014, the company recorded a non-cash impairment charge associated with discontinuing the use of a trade name of $78.0 million ($47.9 million net of related taxes or $.49 per share on both a basic and diluted basis).

Q3-14 Intangible Assets Amortization Expense:  During the third quarter of 2014, the company recorded intangible assets amortization expense of $11.1 million ($9.1 million net of related taxes or $.09 per share on both a basic and diluted basis).

Q3-14 Restructuring, Integration, and Other Charges: During the third quarter of 2014, the company recorded restructuring, integration, and other charges of $3.9 million ($2.6 million net of related taxes or $.03 per share on both a basic and diluted basis).

Q3-14 Gain on Sale of Investment: During the third quarter of 2014, the company recorded a gain on sale of investment of $29.7 million ($18.3 million net of related taxes or $.19 and $.18 per share on a basic and diluted basis, respectively).

Q4-13 Intangible Assets Amortization Expense:  During the fourth quarter of 2013, the company recorded intangible assets amortization expense of $10.0 million ($8.1 million net of related taxes or $.08 per share on both a basic and diluted basis).

Q4-13 Restructuring, Integration, and Other Charges: During the fourth quarter of 2013, the company recorded restructuring, integration, and other charges of $18.2 million ($13.3 million net of related taxes or $.13 per share on both a basic and diluted basis).

Q4-13 Settlement of tax matters: During the fourth quarter of 2013, the company recorded an increase in the provision for income taxes of $15.4 million ($.15 per share on both a basic and diluted basis) and interest expense (net of related taxes) of $.3 million relating to the settlement of certain international tax matters.